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As filed with the Securities and Exchange Commission on May 13, 2004

Registration No. 333-114802

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-11
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Fieldstone Investment Corporation
(Exact Name of Registrant as Specified in Its Governing Instruments)

11000 Broken Land Parkway
Suite 600
Columbia, Maryland 21044
(410) 772-7200
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael J. Sonnenfeld
President and Chief Executive Officer
Fieldstone Investment Corporation
11000 Broken Land Parkway
Suite 600
Columbia, Maryland 21044
(410) 772-7200
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Walter G. Lohr, Jr., Esq. HOGAN & HARTSON L.L.P. 111 South Calvert Street, 16th Floor Baltimore, Maryland 21202 (410) 659-2700	David P. Slotkin, Esq. HOGAN & HARTSON L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant is filing this Amendment No. 2 to Form S-11 solely for the purpose of including the following delaying amendment under Rule 473(a):

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Fieldstone Investment Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland, on this 13th day of May 2004.

FIELDSTONE INVESTMENT CORPORATION (registrant)
By:	/s/ MICHAEL J. SONNENFELD Michael J. Sonnenfeld President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL J. SONNENFELD Michael J. Sonnenfeld	President and Chief Executive Officer, Director (Principal Executive Officer)	May 13, 2004
ROBERT G. PARTLOW* Robert G. Partlow	Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2004
THOMAS D. ECKERT* Thomas D. Eckert	Chairman of the Board	May 13, 2004
DAVID S. ENGELMAN* David S. Engelman	Director	May 13, 2004
CELIA V. MARTIN* Celia V. Martin	Director	May 13, 2004
JONATHAN E. MICHAEL* Jonathan E. Michael	Director	May 13, 2004
JEFFREY R. SPRINGER* Jeffrey R. Springer	Director	May 13, 2004
*By:	/s/ MICHAEL J. SONNENFELD Michael J. Sonnenfeld Attorney-In-Fact

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SIGNATURES